[LOGO] FLORIDA PROGRESS CORPORATION
NEWS RELEASE
CORPORATE RELATIONS DEPARTMENT, ST. PETERSBURG, FLORIDA
MEDIA CONTACT: KAREN RAIHILL - (813) 866-5023

         Florida Progress Corporation reports increase in first quarter earnings

         ST. PETERSBURG, Fla. (April 18, 1996) - Florida Progress Corporation, parent of St. Petersburg-based Florida Power Corporation, today reported consolidated first-quarter earnings of $48.3 million, compared with $46.6 million for the same quarter last year.

         Revenues for the first quarter totaled $739.5 million, compared with $703.2 million for the first quarter of 1995. Earnings per share for the quarter were 50 cents, compared with 49 cents per share for the first three months of 1995.

         Improved operating results at Florida Power and Electric Fuels Corporation, the energy and transportation subsidiary of Florida Progress' diversified operations, contributed to the higher earnings for the quarter.

         Florida Power earned $42.9 million, or 44 cents per share, on revenues of $547.3 million, compared with earnings of $40.8 million, or 43 cents per share, on revenues of $515.9 million in the first quarter of 1995.

         Contributing to Florida Power's improved financial performance were an increase in sales to commercial, industrial and wholesale customers, retail customer growth of about 2 percent, higher average customer usage and continuing cost-control efforts. Sales to industrial customers increased 16.3 percent as a result of higher energy usage by phosphate companies. Florida Power's customer growth rate continues to be nearly twice the industry average.

         During the first quarter of 1996, residential customers experienced much colder weather conditions than during the same period last year. Extreme weather conditions would normally boost earnings from residential customer usage. However, Florida Power is in the second year of a three-year test of a revenue decoupling plan for residential sales ordered by the Florida Public Service Commission. Since decoupling is designed to reconcile the revenues to an authorized target level, earnings are not impacted by weather-related fluctuations in energy usage by residential customers.

                                    - more -

     - Page 2 -
     Florida Progress Corporation
     News Release - Florida Progress reports first-quarter earnings

         Electric Fuels' earnings for the first quarter were $6.8 million, compared with $6.1 million a year ago. The earnings growth is attributed to improved results at both the subsidiary's marine operations and rail services operations. Progress Rail Services Corporation has locations in 13 states and, as a result of a number of key acquisitions in the last few years, is the largest integrated processor and supplier of railroad materials in the United States.

         Florida Progress (NYSE:FPC) is a Fortune 500 diversified utility holding company with assets of $5.8 billion. Its principal subsidiary is Florida Power, the state's second-largest electric utility with about 1.3 million customers. Diversified operations include coal mining, marine operations, rail services, life insurance, real estate, and lending and leasing.



                                  Three Months Ended                        Twelve Months Ended
                                       March 31                                  March 31

                               1996                1995                1996                  1995
                        -----------------   -----------------   ------------------    ------------------

Revenues                   $739,500,000        $703,200,000       $3,091,900,000        $2,835,500,000

Net Income                 $ 48,300,000        $ 46,600,000       $  240,600,000        $  222,100,000
                        =================   =================   ==================    ==================

Earnings Per Share (EPS):
 Florida Power Corporation    $  .44              $  .43               $ 2.28                $ 2.12
 Diversified Operations          .06                 .06                  .23                   .23
                              -------             -------              -------               -------
 Consolidated                 $  .50              $  .49               $ 2.51                $ 2.35
                              =======             =======              =======               =======


Average Common
 Shares Outstanding         96,500,110           95,262,137           96,052,565            94,268,564
